Exhibit 10.2

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Amendment”), dated as of November 9, 2016, is entered into by and between Intra-Cellular Therapies, Inc. (the “Company”), and Robert Davis (the “Executive”), for purposes of amending the terms of that certain Employment Agreement dated November 4, 2015 (the “Agreement”).

WHEREAS, by amending the terms of the Agreement as set forth below, the Company and Executive agree to remove the provision from the Agreement that allows for the payment of cash severance and the acceleration of equity in the event that the Executive terminates his employment with the Company for any reason within one month following a Change in Control.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Agreement and agree as follows:

1. All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

2. The following shall replace the first sentence of Section 5.4(a) of the Agreement:

“In the event either (i) Executive’s employment with the Company is terminated by the Company for reasons other than death or Disability (as defined above) within three months before or 12 months following a Change in Control (as defined below) or (ii) Executive terminates his employment for Good Reason (as defined above) within three months before or 12 months following a Change in Control (as defined below), then provided that Executive executes the Release (as defined in Section 5.2) within the consideration period specified therein and it becomes effective and can no longer be revoked by Executive under its terms, and provided further that Executive returns all Company property’ complies with his post termination obligations under this Agreement and the Proprietary Information, Inventions and Non-Competition Agreement, and complies with the Release including without limitation any non-disparagement and confidentiality provisions contained therein, Executive shall be entitled to the payments, equity acceleration and benefits described in this Section 5.4 in lieu of, and not in addition to, the benefits provided for in Section 5.2.”

2. Executive acknowledges that this Amendment, the execution thereof, and any communications or negotiations between Executive and the Company related to this Amendment or otherwise, do not constitute a Good Reason termination (as defined in the Agreement) under the Agreement.

3. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

4. This Amendment may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

INTRA-CELLULAR THERAPIES, INC.

/s/ Robert Davis	By:	/s/ Lawrence Hineline
ROBERT DAVIS		LAWRENCE HINELINE

November 9, 2016	November 9, 2016
Date	Date